UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification Number)

2103 City West Blvd.,		77042
4th Floor		(Zip Code)
Houston, Texas
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 27, 2012, Bristow Group Inc. (the “Company”) and its wholly-owned subsidiaries Bristow U.S. LLC, Bristow Alaska Inc. and Bristow Helicopters Inc. (collectively, the “Subsidiary Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters $450,000,000 aggregate principal amount of its 6 1/2% Senior Notes due 2022 (the “Notes”), guaranteed on a senior unsecured basis by Subsidiary Guarantors. The issuance and sale of the Notes has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-183816) filed with the Securities and Exchange Commission on September 11, 2012. The offering is expected to close on October 12, 2012, subject to customary closing conditions.

The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Subsidiary Guarantors, on one hand, and the Underwriters, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The Company intends to use the net proceeds from the offering, which net proceeds are expected to be approximately $442.8 million, after deducting the Underwriters’ discounts and estimated offering expenses, to fund the consideration for the purchase of the $350 million outstanding principal amount of the Company’s 7 1/2% Senior Notes due 2017 (the “7 1/2% Senior Notes”) in the Tender Offer (discussed below) and/or to redeem any and all 7 1/2% Senior Notes that have not been accepted and paid for in the Tender Offer and to pay related expenses. The Company intends to use the remaining net proceeds from this offering for general corporate purposes, which may include the repayment or repurchase of other indebtedness.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates, including underwriting and the provision of financial advice, in the ordinary course of business for which they have received and would receive customary compensation. In particular, an affiliate of each of the underwriters is a lender under each of the Company’s credit facilities. Credit Suisse Securities (USA) LLC is the dealer manager for the Tender Offer (discussed below) and solicitation agent on the consent solicitation, and certain of the underwriters or their affiliates may hold 7 1/2% Senior Notes, which they may elect to tender in the Tender Offer and thereby receive a portion of the net proceeds from this offering.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 1.1 to this Current Report and incorporated by reference herein.

Item 8.01	Other Events.

On September 27, 2012, the Company announced the commencement of a cash tender offer (the “Tender Offer”) for any and all of the $350 million outstanding principal amount of its 7 1/2% Senior Notes (CUSIP/ISIN No. 110394AB9/ US110394AB99). In conjunction with the Tender Offer, the Company is soliciting consents to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the indenture governing the 7 1/2% Senior Notes. A copy of the press release announcing the Tender Offer and consent solicitation, and which describes the Tender Offer and consent solicitation in greater detail, is hereby incorporated by reference and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Item

1.1	Underwriting Agreement, dated September 27, 2012, among the Company, the Subsidiary Guarantors and the representatives of the several underwriters listed therein.

99.1	Press Release, dated September 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC. (Registrant)

By:	/s/ Joseph A. Baj
Joseph A. Baj
Vice President

Dated: October 2, 2012

EXHIBIT INDEX

Exhibit No.	Item

1.1	Underwriting Agreement, dated September 27, 2012, among the Company, the Subsidiary Guarantors and the representatives of the several underwriters listed therein.

99.1	Press Release, dated September 27, 2012.

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